Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT: Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Brent Collins Director of Investor Relations bcollins1@wtoffshore.com 713-624-7364

W&T Offshore Announces Fourth Quarter and Full Year 2021 Results

Including Year-End 2021 Proved Reserves;

Provides Guidance for 2022

HOUSTON, March 8, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2021, including the Company’s year-end 2021 reserve report.  Guidance for 2022 was also provided.  This press release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Net Debt, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the fourth quarter and full year 2021 included:

•	Increased production by 7% to 37.2 thousand barrels of oil equivalent per day (“MBoe/d”) (45% liquids), or 3.4 million barrels of oil equivalent (“MMBoe”), in the fourth quarter of 2021 compared to the prior quarter and above the midpoint of guidance;
•	Generated net income of $48.9 million or $0.34 per diluted share in the fourth quarter of 2021 and net loss for the full year 2021 of $41.5 million or $0.29 per diluted share;
•	Reported Adjusted Net Income of $14.8 million or $0.10 per diluted share in the fourth quarter of 2021, and Adjusted Net Income of $33.3 million or $0.23 per diluted share for the full year;
•	Grew Adjusted EBITDA by 42% quarter-over-quarter to $65.7 million for the fourth quarter of 2021, and full year 2021 Adjusted EBITDA increased 35% year-over-year to $220.3 million;
•	Generated significant Free Cash Flow of $22.5 million in the fourth quarter of 2021 and $90.9 million for the full year 2021;
•	Reduced Net Debt to $485.1 million at year-end 2021, representing decreases of $96.5 million over a one-year period and $202.0 million over a two-year period; and
•	Increased year-end 2021 proved reserves at SEC pricing by 9% to 157.6 MMBoe and increased the present value of SEC proved reserves discounted at 10% (“PV-10”) by 119% to $1.6 billion compared to year-end 2020, despite no additions from drilling activities and negligible acquisition activity during 2021;
o	Benefited from positive well performance and technical revisions of 5.2 MMBoe and 21.9 MMBoe of positive price revisions; and
•	Highlighted value of resource base in the current commodity environment with PV-10 of year-end 2021 proved reserves of $2.0 billion using NYMEX strip pricing as of March 2, 2022.

Important developments following year-end included:

•	Closed the previously-announced acquisition of oil and gas producing properties from ANKOR E&P Holdings Corporation and KOA Energy LP (“ANKOR”) in Federal shallow waters in the central region of the Gulf of Mexico (“GOM”) for approximately $30.2 million (after normal and customary post-effective date adjustments) which was funded using cash on hand;
o	The transaction included internally-estimated proved reserves of 5.5 MMBoe (69% oil) and proved and probable, or 2P, reserves of 7.6 MMBoe (75% oil) as of July 1, 2021 assuming NYMEX strip pricing as of December 7, 2021 and adds over 50 gross producing wells (average working interest of 80%) across three shallow water fields; and

•	Announced 2022 capital spending budget of $70 to $90 million while maintaining focus on generating free cash flow to fund potential acquisitions and the reduction of debt.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated “We are very pleased with our ability to deliver solid operational and financial results in 2021.  We ended the year strong with fourth quarter production of 37.2 MBoe/d, which was above the midpoint of guidance.  Our fourth quarter Adjusted EBITDA grew to $65.7 million, up 42% compared with the third quarter.  For the full year 2021, we generated $220 million of Adjusted EBITDA and $90 million of Free Cash Flow.  We also substantially reduced Net Debt, which is down $97 million since year-end 2020 and $202 million since year-end 2019, while significantly increasing our liquidity to $296 million from $174 million at year-end 2020 and $172 million at year-end 2019.  Operationally, we were able to restore a significant amount of production following another active hurricane season while also completing numerous high return workover projects.”

“So far in 2022, we have announced and closed an attractive acquisition of shallow water producing properties with a solid base of proved reserves and strong free cash flow with upside potential, but without significant amounts of ongoing capital costs. Favorable industry conditions provide us confidence to expand our drilling program in 2022, but we will not lose our commitment to generating free cash flow.  We plan to spend between $70 and $90 million in capital expenditures in 2022 before acquisitions, which includes capital related to one deepwater well and three wells on the shelf as well as expenditures for recompletions, facilities, leasehold, and seismic.”

“In early 2021, we issued our inaugural Environmental, Social and Governance (“ESG”) report with key metrics for the prior three years.  In the coming weeks, we will be releasing an updated ESG report with 2021 data that will demonstrate our continued commitment to our employees and the communities in which we operate and live, as well as our commitment to protecting and preserving the environment in all aspects of our business.  We will build on the foundation that we established in our initial report and discuss our accomplishments over the past year and areas where we can continue to show improvement.  We take ESG seriously and it is a key part of our core values and the culture that we have built over the past 40 years that will allow us to sustainably and profitably grow into the future.”

“Entering 2022, we are encouraged with the strong pricing environment which, together with the additional production volumes from our recently completed acquisition and our Cota well which was placed online this month, should allow us to generate increased cash flow this year. We are well-positioned to increase our capital spending and implement a more active drilling program to take advantage of our substantial inventory of drilling opportunities with potentially high rates of return.  Additionally, with enhanced liquidity, improved financial flexibility, and a meaningful amount of cash on hand, we will continue to evaluate accretive opportunities that meet our criteria, while systematically paying down debt.  We have a successful track record of executing our strategic vision and are committed to growing shareholder value.”

Production, Prices, and Revenue:  Production for the fourth quarter of 2021 was 37.2 MBoe/d, which was above the midpoint of the guidance range provided for the quarter.  This represented an increase of 7% compared to the third quarter of 2021 and down 3% from 38.3 MBoe/d for the corresponding period in 2020.  Fourth quarter 2021 production was comprised of 12.9 MBbl/d of oil (35%), 3.7 MBbl/d of natural gas liquids (10%) (“NGLs”), and 123.1 million cubic feet per day (“MMcf/d”)  of natural gas (55%).

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $47.70 per Boe in the fourth quarter of 2021, an increase of 16% from $41.05 per Boe in the third quarter in 2021 and an increase of 86% from $25.63 per Boe in the fourth quarter of 2020.  Crude oil, NGL, and natural gas prices, before realized derivative settlements, for the fourth quarter of 2021 were $75.14 per barrel, $40.46 per barrel, and $5.29 per Mcf, respectively.

Revenues for the fourth quarter of 2021 were $165.6 million, which were 24% higher than third quarter 2021 revenue of $133.9 million and 75% higher than $94.7 million in the fourth quarter of 2020.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance, and hurricane repairs, was $45.2 million in the fourth quarter of 2021, which was near the low end of the guidance range for the quarter.  This compared to $39.5 million in the third quarter of 2021 and $43.3 million for the corresponding period in 2020.  On a component basis for the fourth quarter of 2021, base LOE and insurance premiums were $36.0 million, workovers were $2.1 million, facilities maintenance expenses were $5.8 million, and hurricane repairs were $1.3 million.  On a unit of production basis, LOE was $13.22 per Boe in the fourth quarter of 2021.  This compares to $12.32 per Boe for the third quarter of 2021 and $12.31 per Boe for the fourth quarter of 2020.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs, and production taxes totaled $8.2 million ($2.41 per Boe) in the fourth quarter of 2021, compared to $6.6 million ($2.06 per Boe) in the third quarter of 2021 and $5.3 million ($1.51 per Boe) in the fourth quarter of 2020.  Higher realized natural gas prices led to higher severance taxes during the fourth quarter of 2021, driving this expense slightly above the guidance range for the quarter.

Depreciation, Depletion, Amortization, and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations, was $8.65 per Boe in the fourth quarter of 2021.  This compares to $8.20 per Boe and $7.54 per Boe for the third quarter of 2021 and the fourth quarter of 2020, respectively.

General & Administrative Expenses (“G&A”):  G&A was $14.3 million for the fourth quarter of 2021, at the midpoint of guidance for the quarter.  This compares to $13.4 million in the third quarter of 2021 and $7.7 million in the fourth quarter of 2020.  On a unit of production basis, G&A was $4.19 per Boe in the fourth quarter of 2021 compared to $4.18 per Boe in the third quarter of 2021 and $2.18 per Boe in the corresponding period of 2020.  General and administrative expense in the fourth quarter of 2020 reflected the fact that there were no incentive compensation awards in 2020 given the industry environment at that time and included credits related to the resolution of certain regulatory matters.

Derivative (Gain) Loss:  In the fourth quarter of 2021, W&T recognized a net gain of $3.8 million related to commodity derivative activities comprised of a $42.8 million unrealized gain related primarily to the change in value of outstanding derivative contracts since the end of the third quarter of 2021 offset by a $39.0 million realized loss related to hedge settlements during the quarter.  The Company recognized a net loss of $73.1 million in the third quarter of 2021 and a net loss of $11.5 million in the fourth quarter of 2020 related to commodity derivative activities.

A summary of the Company’s current outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the fourth quarter of 2021 was $19.6 million compared to $18.9 million in the third quarter of 2021 and $15.4 million in the fourth quarter of 2020.  The increase in expense year-over-year reflects the increase in absolute debt due to the issuance of the non-recourse Mobile Bay term loan in May of 2021, although it should be noted that Net Debt as described below decreased year-over-year.

Other Income:  In the fourth quarter of 2021, the Company reported net other income of $7.1 million composed primarily of $11.6 million related to the release of restrictions on the Black Elk Escrow fund offset by the establishment of a $4.5 million plugging and abandonment contingent liability related to the bankruptcy of Fieldwood Energy LLC.

Income Tax:  W&T recognized $10.8 million in income tax expense in the fourth quarter of 2021, all of which was deferred.  This compares to the recognition of income tax benefits of $5.9 million and $6.9 million for the quarters ended September 30, 2021 and December 31, 2020.

Balance Sheet and Liquidity:  As of December 31, 2021, W&T had available liquidity of $295.8 million comprised of $245.8 million in cash and cash equivalents and $50.0 million of availability under W&T’s first priority lien secured revolving facility with Calculus Lending, LLC (“Calculus Lending”), an affiliated company of Mr. Krohn.  At year-end 2021, the Company had total debt of $730.9 million (or Net Debt of $485.1 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $183.3 million and $547.6 million of 9.75% Senior Second Lien Notes, net of amortized debt issuance costs for both instruments.  Net Debt decreased by $96.5 million for the year ended December 31, 2021.

Subsequent to quarter end, W&T agreed to an extension of the Credit Agreement with Calculus Lending until January 3, 2023.

Capital Expenditures:  Capital expenditures (excluding changes in working capital associated with investing activities) in the fourth quarter and full year 2021 were $16.0 million and $32.1 million, respectively.  For the fourth quarter and full year 2021, W&T spent $661 thousand on minor working interest acquisitions in properties where the Company already owned working interests.

ACQUISITION OF PRODUCING PROPERTIES

In early February 2022, W&T closed its previously announced ANKOR acquisition of oil and gas producing properties in Federal shallow waters in the central region of the GOM at Ship Shoal 230, South Marsh Island 27/Vermilion 191, and South Marsh Island 73 fields from privately-held entities. After normal and customary post-effective date adjustments to reflect an effective date of July 1, 2021, cash consideration of approximately $30.2 million was paid to the sellers using cash on hand.

The transaction included internally-estimated proved reserves of 5.5 MMBoe (69% oil) and proved and probable, or 2P, reserves of 7.6 MMBoe (75% oil) as of July 1, 2021 assuming strip pricing as of December 7, 2021.  Estimated production for the properties was approximately 3.4 MBoe/d per day (74% oil) at the time of the acquisition and adds over 50 gross producing wells (average working interest of 80%) across three shallow water fields.

2022 CAPITAL INVESTMENT PROGRAM

W&T’s capital expenditure budget for 2022 is expected to be in the range of $70 million to $90 million, which excludes acquisition opportunities.  Included in this range are planned expenditures related to one deepwater well and three shelf wells, as well as capital costs for facilities, leasehold, seismic, and recompletions.  The Company has significant flexibility to adjust its spending since it has no long-term rig commitments or near-term drilling obligations.

Plugging and abandonment expenditures are expected to be in the range of $55 million to $75 million, driven by obligations and prior deferrals on terminated leases with U.S. Bureau of Safety and Environmental Enforcement (“BSEE”) deadlines before year-end 2022.  The Company spent $27.3 million on asset retirement obligation settlements in 2021.

Environmental, Social, and Governance (“ESG”) Commentary

W&T issued its initial corporate ESG report in March of 2021 and expects to issue its updated 2021 corporate ESG report in the coming weeks. The 2021 report will build on the solid foundation of the inaugural report as W&T remains committed to its ESG journey.  In the creation of its ESG reports, the Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), and other reporting guidance from industry frameworks and standards.

Full Year-End 2021 Financial Review

W&T reported a net loss for the full year 2021 of $41.5 million, or $0.29 per diluted share, and Adjusted Net Income of $33.3 million, or $0.23 per diluted share.  For the full year 2020, the Company reported net income of $37.8 million, or $0.26 per diluted share, and Adjusted Net Loss of $22.4 million, or $0.16 per share.  W&T generated Adjusted EBITDA of $220.3 million for the full year 2021 compared to $163.4 million in 2020 due primarily to stronger commodity prices year-over-year.  Revenues totaled $558.0 million for 2021 compared with $346.6 million in 2020.  Net Cash provided by operating activities for the twelve months ended December 31, 2021 was $133.7 million compared with $108.5 million for the same period in 2020.  Free Cash Flow totaled $90.9 million in 2021 compared with $80.4 million in 2020.

Production for 2021 averaged 38.1 MBoe/d for a total of 13.9 MMBoe, comprised of 5.0 MMBbl of oil, 1.5 MMBbl of NGLs, and 44.8 Bcf of natural gas.  Full year 2020 production averaged 42.0 MBoe/d or 15.4 MMBbl in total and was composed of 5.6 MMBbl of oil, 1.7 MMBbl of NGLs, and 48.4 Bcf of natural gas.  Minimal capital expenditures were incurred in 2021 to bring on new production, nor were there any material acquisitions of producing properties during the year.  Accordingly, the decline in production year-over-year reflects the natural decline of the producing assets in W&T’s portfolio.

For the full year 2021, W&T’s realized crude oil sales price was $65.94 per barrel, NGL sales price was $30.59 per barrel, and natural gas price was $3.88 per Mcf.  The equivalent sales price for 2021 was $39.36 per Boe, which was 81% higher than the equivalent price of $21.76 per Boe realized in 2020.  For 2020, the Company’s realized crude oil sales price was $38.45 per barrel, NGL sales price was $11.26 per barrel, and natural gas price was $2.05 per Mcf.

For the full year 2021, LOE was $174.6 million compared to $162.9 million in 2020.  The prior year was a particularly active year for storm activity in the Gulf of Mexico, which resulted in more down time than normal.  The increase in LOE in 2021 reflects higher up time across the asset base as well as incremental spending on workovers and facilities during the year.

Gathering, transportation, and production taxes totaled $27.9 million in 2021, an increase from the $20.9 million in 2020.  Higher realized prices for natural gas and NGLs drove severance tax expense higher year-over-year.

For the full year 2021, G&A was $52.4 million, which was an increase over the $41.7 million reported in 2020.  On a per unit basis, G&A per Boe was $3.77 in 2021, up from $2.71 per Boe in 2020.  The increase year over year reflects the impact of Payroll Protection Program funds received in April of 2020 that offset salary and benefit costs, as well as the fact that no incentive compensation awards were given in 2020.

OPERATIONS UPDATE

The Cota well at East Cameron 338/349 was placed online earlier this week and is currently on flowback.  The well was delayed due to issues mobilizing the contracted completion rig into US waters from Mexico.  The well, which is in over 290 feet of water and was drilled to a total depth of 6,000 feet, encountered approximately 100 feet of net oil pay.  W&T has an initial working interest of 30% that can increase to 38.4 % upon satisfaction of certain performance provisions.

The previously disclosed “Flex Trend” exploratory well in the Mississippi Canyon area has completed drilling to its targeted depth.  While the well encountered hydrocarbon-bearing sands, it was determined there were not sufficient quantities to develop the project at this time.  W&T and the other working interest owners will continue to evaluate information derived from drilling the well along with further seismic and geologic analysis to determine if additional drilling is warranted.   W&T has a 25% working interest in this well.

W&T participated in the federal Gulf of Mexico Lease Sale 257 in late 2021 and was the apparent high bidder on two shallow water blocks – Eugene Island South Addition block 385 and Ship Shoal South Addition block 360 – for a total cost of approximately $295,000, if the leases are awarded.  In January of 2022, a U.S. District Court issued an order that could invalidate these leases.  W&T is evaluating the court’s opinion and considering its options, which could include participating in an appellate process involving peers and industry groups.

Well Recompletions and Workovers

During the fourth quarter of 2021, the Company performed 14 workovers on properties at Mobile Bay that positively impacted production for the quarter.  W&T plans to continue to perform recompletions and workovers that meet economic thresholds.

Year-End 2021 Proved Reserves

The Company’s year-end 2021 SEC proved reserves were 157.6 MMBoe, up 9% from 144.4 MMBoe at year-end 2020.  W&T recorded positive performance revisions of 5.2 MMBoe and 21.9 MMBoe of positive price revisions in 2021, which was partially offset by 13.9 MMBoe of production for the year.  There were substantively no proved reserve additions related to acquisition activity during the year.  The SEC twelve-month first day of the month average spot prices used in the preparation of the report for year-end 2021 were $66.55 per barrel of oil and $3.60 per MMBtu of natural gas.  Comparable prices used for the prior year report were $39.54 per barrel of oil and $1.99 per MMBtu of natural gas. The PV-10 of W&T’s proved reserves at year-end 2021 was $1.6 billion, up 119% from $741 million at the end of 2020.

Approximately 36% of year-end 2021 SEC-case proved reserves were liquids (24% crude oil and 12% NGLs) and 64% natural gas.  The reserves were classified as 77% proved developed, 10% proved developed non-producing, and 13% proved undeveloped.  W&T’s reserve life ratio at year-end 2021, based on year-end 2021 proved reserves and 2021 production was 11.3 years.

Using average realized NYMEX strip prices as of March 2, 2022, year-end 2021 proved reserves are estimated to be 159.5 MMBoe, comprised of 37.5 MMBbl of oil, 19.3 MMBbl of NGLs, and 615.7 Bcf of natural gas.  The PV-10 of the proved reserves at this price scenario is $2.0 billion.

Summary Reconciliation of Proved Reserves
	Oil	NGL	Natural Gas	Equivalents	PV-10[1]
	MMBbl	MMBbl	Bcf	MMBoe	$MM
Balance, December 31, 2020	32.2	17.4	569.3	144.4	$740.9
Revisions of Previous Estimates	5.8	0.9	(9.1)	5.2
Revisions Due to SEC Price Change	4.2	2.3	92.2	21.9
Extensions & discoveries	--	--	--	--
Purchases of minerals in place	--	--	0.1	--
Sales of minerals in place	--	--	--	--
Production	(5.0)	(1.4)	(44.8)	(13.9)
Balance, December 31, 2021	37.2	19.1	607.6	157.6	$1,621.9

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2021 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average of the first-day-of-the-month price for the year ended December 31, 2021.  The WTI spot price and the Henry Hub spot price were utilized as the reference prices and after adjusting for quality, transportation, fees, energy content, and regional price differentials, the average realized prices were $65.25 per barrel for oil, $26.83 per barrel for NGLs, and $3.68 per Mcf for natural gas.  In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price.  This ratio was then applied to the crude price using SEC guidance.  Such prices were held constant throughout the estimated lives of the reserves.  Future estimated production and development costs are based on year-end costs with no escalations.

The standardized measure of future net cash flows was (i) $1,156.0 million at December 31, 2021, which is calculated as the PV-10 of $1,621.9 million less discounted cash outflows of $241.1 million associated with ARO and $224.8 million associated with income taxes, and (ii) $493.7 million at December 31, 2020, which is calculated as the PV-10 of $740.9 million less discounted cash outflows of $204.2 million associated with ARO and $43.0 million associated with income taxes.

First Quarter and Full Year 2022 Production and Expense Guidance

The guidance for the first quarter and full year 2022 in the table below represents the Company’s current expectations.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	First Quarter 2022	Full Year 2022
Oil (MBbl)	1,190 – 1,320	5,200 – 5,800
NGLs (MBbl)	325 – 360	1,400 – 1,600
Natural gas (MMcf)	9,600 – 10,600	42,300 – 46,800
Total equivalents (MBoe)	3,120 – 3,450	13,700 – 15,200
Average daily equivalents (MBoe/d)	34.6 – 38.3	37.5 – 41.5

Expenses	First Quarter 2022	Full Year 2022
Lease operating expense ($MM)	$45.0 – $50.0	$200.0 – $220.0
Gathering, transportation & production taxes ($MM)	$6.0 – $6.6	$31.0 – $34.5
General & administrative - cash ($MM)	$13.4 – $14.8	$53.4 – $59.1
General & administrative – non-cash ($MM)	$0.8 – $0.9	$4.9 – $5.4
DD&A ($ per Boe)		$7.85 – $8.70
Interest expense, net ($MM)	$16.9 – $18.7	$66.5 – $73.5
Effective income tax expense rate		25% - 26%
% of income tax expense expected to be cash taxes		0%

The guidance above reflects the impact of the previously announced ANKOR acquisition that closed on February 1, 2022.  The increase in LOE and gathering, transportation & production tax expense primarily reflects the addition of the aforementioned ANKOR properties.  W&T is currently evaluating opportunities to reduce the operating costs associated with the ANKOR assets.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, March 9, 2022 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of December 31, 2021, the Company had working interests in 43 fields in federal and state waters and has under lease approximately 606,000 gross acres, including approximately 419,000 gross acres on the Gulf of Mexico Shelf and approximately 187,000 gross acres in the Gulf of Mexico deepwater.   A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.  The Form 10-K for the year-ended December 31, 2021 is expected to be filed on or about March 9, 2022.  Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Revenues:
Oil	$89,139	$74,265	$54,535	$329,557	$216,419
NGLs	13,945	12,205	6,267	44,343	19,101
Natural gas	59,934	45,137	29,423	173,749	99,300
Other	2,571	2,339	4,523	10,361	11,814
Total revenues	165,589	133,946	94,748	558,010	346,634

Operating costs and expenses:
Lease operating expenses	45,183	39,490	43,332	174,582	162,857
Gathering, transportation costs and production taxes	8,233	6,593	5,313	27,919	20,947
Depreciation, depletion, amortization and accretion	29,567	26,291	26,547	113,447	120,284
General and administrative expenses	14,310	13,391	7,678	52,400	41,745
Total costs and expenses	97,293	85,765	82,870	368,348	345,833
Operating income (loss)	68,296	48,181	11,878	189,662	801

Interest expense, net	19,574	18,910	15,402	70,049	61,463
Derivative (gain) loss	(3,843)	73,137	11,529	175,313	(23,808)
Gain on debt transactions	—	—	—	—	(47,469)
Other (income) expense, net	(7,128)	—	752	(6,165)	2,978
Income (loss) before income taxes	59,693	(43,866)	(15,805)	(49,535)	7,637
Income tax expense (benefit)	10,789	(5,902)	(6,858)	(8,057)	(30,153)
Net income (loss)	$48,904	$(37,964)	$(8,947)	$(41,478)	$37,790

Net income (loss) per common share
Basic	$0.34	$(0.27)	$(0.06)	$(0.29)	$0.26
Diluted	0.34	(0.27)	(0.06)	(0.29)	0.26

Weighted average common shares outstanding
Basic	142,389	142,297	141,721	142,271	141,622
Diluted	144,138	142,297	141,721	142,271	143,277

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net sales volumes:
Oil (MBbls)	1,186	1,083	1,273	4,998	5,629
NGL (MBbls)	345	376	385	1,450	1,696
Natural gas (MMcf)	11,321	10,481	11,174	44,790	48,384
Total oil and natural gas (MBoe) (1)	3,418	3,206	3,520	13,913	15,389

Average daily equivalent sales (MBoe/d)	37.2	34.8	38.3	38.1	42.0

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$75.14	$68.57	$42.84	$65.94	$38.45
NGLs ($/Bbl)	40.46	32.46	16.30	30.59	11.26
Natural gas ($/Mcf)	5.29	4.31	2.63	3.88	2.05
Barrel of oil equivalent ($/Boe)	47.70	41.05	25.63	39.36	21.76

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$13.22	$12.32	$12.31	$12.55	$10.58
Gathering, transportation costs and production taxes	2.41	2.06	1.51	2.01	1.36
Depreciation, depletion, amortization and accretion	8.65	8.20	7.54	8.15	7.82
General and administrative expenses	4.19	4.18	2.18	3.77	2.71

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$245,799	$43,726
Restricted cash	4,417	—
Receivables:
Oil and natural gas sales	54,919	38,830
Joint interest, net	9,745	10,840
Income taxes	—	—
Total receivables	64,664	49,670
Prepaid expenses and other assets	43,379	13,832
Total current assets	358,259	107,228

Oil and natural gas properties and other, net - at cost	8,657,252	8,588,356
Less accumulated depreciation, depletion, amortization and impairment	7,992,000	7,901,478
Oil and natural gas properties and other, net	665,252	686,878
Restricted deposits for asset retirement obligations	16,019	29,675
Deferred income taxes	102,505	94,331
Other assets	51,172	22,470
Total assets	$1,193,207	$940,582

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$67,409	$41,304
Undistributed oil and natural gas proceeds	36,243	19,167
Advances from joint interest partners	15,072	7,308
Asset retirement obligations	56,419	17,188
Accrued liabilities	106,273	30,033
Current portion of long-term debt	42,960	—
Total current liabilities	324,376	115,000

Long-term debt, net	687,938	625,286
Asset retirement obligations, less current portion	368,076	375,516
Other liabilities	59,997	33,066
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 145,236 issued and 142,367 outstanding at December 31, 2021; 145,174 issued and 142,305 outstanding at December 31, 2020	1	1
Additional paid-in capital	552,923	550,339
Retained deficit	(775,937)	(734,459)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(247,180)	(208,286)
Total liabilities and shareholders’ deficit	$1,193,207	$940,582

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Operating activities:
Net income (loss)	$48,904	$(37,964)	$(8,947)	$(41,478)	$37,790
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	29,568	26,292	26,547	113,447	120,284
Amortization of debt items and other items	2,460	1,128	1,583	6,555	6,834
Share-based compensation	1,585	859	817	3,364	3,959
Derivative (gain) loss	(3,843)	73,137	11,529	175,313	(23,808)
Derivative cash (payments) settlements receipts, net	(41,744)	(24,000)	3,168	(81,298)	45,196
Derivative cash premium payments	(8,116)	(6,793)	—	(40,484)	—
Gain on debt transactions	—	—	—	—	(47,469)
Deferred income taxes	10,637	(5,820)	(6,880)	(8,189)	(30,287)
Changes in operating assets and liabilities:
Oil and natural gas receivables	(16,593)	11,894	(17,423)	(16,089)	18,537
Joint interest receivables	3,267	(1,262)	(479)	1,095	8,561
Prepaid expenses and other assets	25,370	(12,868)	1,612	(5,103)	9,563
Income tax	133	(61)	22	(20)	2,014
Asset retirement obligation settlements	(7,565)	(8,531)	(551)	(27,309)	(3,339)
Cash advances from JV partners	(2,234)	13,924	(414)	7,765	2,028
Accounts payable, accrued liabilities and other	(19,453)	35,162	(16,813)	46,099	(41,354)
Net cash provided by (used in) operating activities	22,376	65,097	(6,229)	133,668	108,509

Investing activities:
Investment in oil and natural gas properties and equipment	(16,037)	(10,169)	(4,678)	(32,062)	(17,632)
Changes in operating assets and liabilities associated with investing activities	1,660	6,695	1,694	5,277	(26,535)
Acquisition of property interests	(661)	—	(2,463)	(661)	(2,919)
Purchases of furniture, fixtures and other	—	—	(460)	2	(530)
Net cash used in investing activities	(15,038)	(3,474)	(5,907)	(27,444)	(47,616)

Financing activities:
Borrowings on credit facility	—	—	—	—	25,000
Repayments on credit facility	—	—	—	(80,000)	(50,000)
Purchase of Senior Second Lien Notes	—	—	—	—	(23,930)
Proceeds from Term Loan	—	—	—	215,000	—
Repayment on Term Loan	(12,364)	(11,778)	—	(24,142)	—
Debt transactions costs	(1,561)	(1,409)	—	(9,810)	—
Other	(781)	—	(670)	(782)	(670)
Net cash (used in) provided by financing activities	(14,706)	(13,187)	(670)	100,266	(49,600)
(Decrease) increase in cash and cash equivalents	(7,368)	48,436	(12,806)	206,490	11,293
Cash and cash equivalents, beginning of period	257,584	209,148	56,532	43,726	32,433
Cash and cash equivalents, end of period	$250,216	$257,584	$43,726	$250,216	$43,726

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, release of restricted funds, and litigation and other.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$48,904	$(37,964)	$(8,947)	$(41,478)	$37,790
Selected items
Unrealized commodity derivative (gain) loss	(42,770)	43,111	11,456	82,758	10,040
Amortization of derivative premium	3,299	805	1,483	5,143	10,722
Bad debt reserve	315	1	(1,063)	323	(981)
Gain on debt transactions	—	—	—	—	(47,469)
Write-off debt issue costs	989	—	—	1,230	444
Litigation and other	4,541	—	(2,708)	4,621	(2,708)
Release of restricted funds	(11,102)	—	—	(11,102)	—
Deferred tax expense (benefit)	10,637	(5,820)	(6,880)	(8,189)	(30,287)
Adjusted Net Income (Loss)	$14,813	$133	$(6,659)	$33,306	$(22,449)

Adjusted earnings (loss) per common share
Basic	$0.10	$—	$(0.05)	$0.23	$(0.16)
Diluted	$0.10	$—	$(0.05)	$0.23	$(0.16)

Weighted Average Shares Outstanding
Basic	142,389	142,297	141,721	142,271	141,622
Diluted	144,138	144,270	141,721	143,277	141,622

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, release of restricted funds, and litigation and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash  Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

	(In thousands)
	(Unaudited)

Net income (loss)	$48,904	$(37,964)	$(8,947)	$(41,478)	$37,790
Interest expense, net	19,574	18,910	15,402	70,049	61,463
Income tax benefit (expense)	10,789	(5,902)	(6,858)	(8,057)	(30,153)
Depreciation, depletion, amortization and accretion	29,567	26,291	26,547	113,447	120,284
Unrealized commodity derivative (gain) loss	(42,770)	43,111	11,456	82,758	10,040
Amortization of derivative premium	3,299	805	1,483	5,143	10,722
Bad debt reserve	315	1	(1,063)	323	(981)
Write-off debt issue costs	989	—	—	1,230	444
Non-cash incentive compensation	1,585	859	817	3,364	3,959
Gain on debt transactions	—	—	—	—	(47,469)
Litigation and other	4,541	—	(2,708)	4,621	(2,708)
Release of restricted funds	(11,102)	—	—	(11,102)	—
Adjusted EBITDA	$65,691	$46,111	$36,129	$220,298	$163,391

Investment in oil and natural gas properties and equipment	(16,037)	(10,169)	(4,678)	(32,062)	(17,632)
Purchases of furniture, fixtures and other	—	—	(460)	2	(530)
Asset retirement obligation settlements	(7,565)	(8,531)	(551)	(27,309)	(3,339)
Interest expense, net	(19,574)	(18,910)	(15,402)	(70,049)	(61,463)
Free Cash Flow	$22,515	$8,501	$15,038	$90,880	$80,427

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$22,376	$65,097	$(6,229)	$133,668	$108,509
Bad debt reserve	315	1	(1,063)	323	(981)
Litigation and other contingent loss	4,541	—	(2,708)	4,621	(2,708)
Release of restricted funds	(11,102)	—	—	(11,102)	—
Amortization of debt items and other items	(1,471)	(1,128)	(1,583)	(5,325)	(6,390)
Current tax benefit (expense) (1)	152	(82)	22	132	134
Changes in derivatives receivable (payable) (1)	14,231	1,571	(1,758)	34,370	(626)
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	9,510	(46,789)	33,495	(33,747)	651
Investment in oil and natural gas properties and equipment	(16,037)	(10,169)	(4,678)	(32,062)	(17,632)
Purchases of furniture, fixtures and other	—	—	(460)	2	(530)
Free Cash Flow	$22,515	$8,501	$15,038	$90,880	$80,427

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax (benefit) expense	$10,789	$(5,902)	$(6,858)	$(8,057)	$(30,153)
Less: Deferred income taxes	10,637	(5,820)	(6,880)	(8,189)	(30,287)
Current tax benefit (expense)	$152	$(82)	$22	$132	$134

Changes in derivatives receivable:
Derivatives receivable (payable), end of period	$(6,396)	$(12,511)	$(281)	$(6,396)	$(281)
Derivatives receivable (payable), beginning of period	12,511	7,289	(1,477)	282	(345)
Derivative premiums paid	8,116	6,793	—	40,484	—
Change in derivatives receivable (payable)	$14,231	$1,571	$(1,758)	$34,370	$(626)